Exhibit No. 99

         VIDEO UPDATE, INC. ANNOUNCES AGREEMENT TO ACQUIRE MOOVIES, INC.

         ST. PAUL, MN (July 9, 1997) -- In concurrent press releases, it was announced today that Video Update, Inc. (Nasdaq: VUPDA), an international video chain (the "Company"), has entered into an agreement to acquire Moovies, Inc., (Nasdaq: MOOV) ("Moovies"), in a stock-for-stock merger transaction . Moovies currently operates 274 video specialty stores in 17 states throughout the United States and is the franchisor for an additional 43 stores.

         Terms of the merger agreement call for each shareholder of Moovies to receive 1.1 shares of Video Update Class A Common Stock for each share of
Moovies' Common Stock, or approximately 13.7 million shares in total, representing an ownership interest for Moovies stockholders of approximately 40% percent of Video Update's outstanding shares after the closing of the transaction. In addition, upon the closing of the merger, Video Update's Board of Directors would be expanded to nine persons, with four designees from Moovies.

         Daniel A. Potter, CEO of Video Update, Inc. said, "We are extremely pleased to announce a strategic merger of this magnitude between two video retail chain leaders. This transaction can provide the platform to significantly enhance our future growth opportunities."

         John L. Taylor, President and CEO of Moovies stated, "This transaction is a great combination of complementary video retailers."

         The transaction is subject to shareholder approval of both companies, and is anticipated to be completed in late calendar 1997. Piper Jaffray is serving as financial adviser to Video Update, Inc. for this transaction. Needham & Co. is representing Moovies.

         In connection with the signing of the merger agreement, Video Update also announced that it has executed an agreement with Rentrak Corporation, a distributor of prerecorded videocassettes and other media, which agreement would be effective only upon the closing of the merger, of which no assurance can be given. Video Update indicated that after conducting its analysis of Rentrak's PPT System for prerecorded videocassettes and other media, Video Update is convinced that its use of the PPT System (upon the closing of the merger) will increase customer satisfaction with the video rental process. Video Update would hope and expect that its use of the PPT System would increase market share while improving the top and bottom line performance at Video Update, although no assurances can be given as discussed further below. Video Update is very pleased that it will have the opportunity to begin a long term relationship with Rentrak.

         Video Update, Inc. is an international video retail chain with 389 video specialty stores in North America, of which 358 are Company owned and 31 are franchised as of July 2, 1997. These stores are located in twenty-one states in the United States and in six provinces in Canada.

         Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings per share contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. The acquisition is subject to several conditions, including bank approvals for both companies. No assurances can be given that the above described acquisition will be completed, on a timely basis, if at all. In addition, if the acquisition is completed, no assurance can be given that the Company will be successful in timely integrating and managing the operating, purchasing, marketing and management information systems of the two companies or that the Company will be able to hire, train, retrain and assimilate selected individuals employed at acquired stores. Furthermore, to obtain the full benefits of the PPT System with Rentrak, the Company must correctly identify the new release and other titles that it should lease from Rentrak and the stores that should receive them. To the extent that the Company obtains new releases or other video products from Rentrak for too many or the wrong stores, the Company's operations and profits could be adversely affected. No assurances can be given that the Company will be effective in using the PPT System to achieve its intended results. Additionally, the Company's and Moovies' operating results may be affected by many factors, including but not limited to, variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other events and other factors that may affect retailers in general. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10K for the year ended April 30, 1997.